News Release

Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@wgo.net

Winnebago Industries Announces Second-Quarter Fiscal 2014 Results

Revenue Increased 29%, Contributing to Earnings Per Share Growth of 59%
Despite Weather-Related Challenges

FOREST CITY, IOWA, March 27, 2014 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's second quarter fiscal period ended March 1, 2014.

Second-Quarter Fiscal 2014 Results
Revenues for the Fiscal 2014 second quarter were $228.8 million, an increase of 29.2%, versus $177.2 million for the Fiscal 2013 second quarter. Comparing the Fiscal 2014 second quarter to the same period of Fiscal 2013, operating income rose 58.2% to $14.0 million, net income grew 52.6% to $9.6 million, and diluted earnings per share increased 59.1% to $0.35 from $0.22.

Earnings growth in the second quarter was driven by motorhome unit growth, coupled with gross margin improvement and incremental leverage of operating expenses. However, the improvement in earnings was mitigated due to various factors, including severe winter weather conditions that caused inefficiencies and brought about greater expenses.

Revenue growth in the second quarter was primarily comprised of motorhome unit growth of 44.8%, partially offset by lower motorhome average selling prices (ASPs) of 9.8% as a result of product mix. Year over year, second-quarter Class A unit deliveries grew 26.8%, Class B unit deliveries improved 108.4% and Class C unit deliveries increased 62.4%.

Additionally, second-quarter towable unit deliveries grew 4.9% and towable ASPs improved 9.4%, contributing to towable revenue growth of 15.4% and a positive earnings contribution. Year-over-year, second-quarter travel trailer towable unit deliveries increased 5.7% and fifth wheel towable unit deliveries increased 1.8%.

Gross profit as a percentage of revenues improved to 10.0% in the Fiscal 2014 second quarter compared to 9.7% in the same period of Fiscal 2013, an improvement of 30 basis points. The increase was primarily attributable to greater delivery volumes, partially offset by higher costs due to weather-related production delays, a temporary component outsourcing program, and higher utility expenses.

Operating expenses as a percentage of revenues were leveraged during the quarter and contributed 50 basis points to the improvement in operating income margin, when excluding a gain on a sale of real estate of $629,000.

As previously announced, Winnebago received a large incremental rental order from Apollo Motorhome Holidays, an RV rental company, to be delivered during the Company’s Fiscal 2014 third quarter. The order is for approximately 500 units, however, Winnebago has contractually agreed to repurchase up to two thirds of the units at specified prices after one season of rental use. Therefore, only one third of the order will be reported as typical motorhome sales during the third quarter. The other two thirds of the units will be accounted for as lease revenue on a straight line basis over the period the units are held by Apollo due to the repurchase option. As a result, only one third of these units are reported in unit order backlog as of March 1, 2014.

First Six-Months Fiscal 2014 Results
Revenues for the 26 weeks of Fiscal 2014 were $451.5 million, an increase of 21.8%, from $370.7 million for the 27 weeks of Fiscal 2013. The sales growth was primarily comprised of motorhome unit growth of 37.5%, partially offset by lower motorhome ASPs of 10.0% as a result of product mix. Comparing the first half of Fiscal 2014 to the same period of Fiscal 2013, operating income rose 59.6% to $30.0 million, net income grew 51.6% to $20.7 million, and diluted earnings per increased 54.2% to $0.74 from $0.48.

Share Repurchase Update
During the Fiscal 2014 second quarter, the Company repurchased 615,715 shares of its common stock for approximately $15.9 million, at an average price of $25.86 per share. At March 1, 2014, the Company had authority to repurchase shares worth up to $18.4 million remaining under its stock repurchase program, which has no time restriction.

Management Comments
Chairman, CEO and President Randy Potts commented, “We achieved strong results for the quarter, notwithstanding challenges associated with the severe winter weather. Although we scheduled four additional production days to satisfy motorized backlog, the severe weather conditions caused numerous work delays and closures at both our Iowa and Indiana facilities, which led to the loss of multiple production days, and contributed to increased expenses due to inefficiencies that limited margin expansion and earnings growth. The improved results are testimony to the hard work of our team and improved dealer and retail consumer demand for our products.

"The Winnebago brand was recognized as the number one selling motorhome brand in 2013 by Statistical Surveys and has received this outstanding recognition every year since motorhome retail registrations were first reported in 1974. With favorable demand for our strong product lineup, including several new product introductions, we are optimistic for continued growth within the motorhome market."

Chief Financial Officer Sarah Nielsen said, “Our operating cash flow for the second quarter was impacted by a receivables increase of approximately $27 million. The harsh winter weather conditions caused significant disruptions to our independent transportation company, which prevented them from delivering product timely to our dealers, and as a result increased our receivables. We anticipate positive operating cash flow in the third quarter as those receivables are reduced.”

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss second-quarter results at 9 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.wgo.net/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motorhomes®", is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company and its subsidiary build quality motorhomes, travel trailers, fifth wheel products and transit buses under the Winnebago, Itasca, Winnebago Touring Coach, SunnyBrook and Metro brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.wgo.net/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to availability of chassis and other key component parts, increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, a breach of our information technology systems, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Consolidated Statements of Operations
(In thousands, except percent and per share data)
(Unaudited)

	Three Months Ended
	March 1, 2014		March 2, 2013
Net revenues	$228,811	100.0%	$177,166	100.0%
Cost of goods sold	205,966	90.0%	159,975	90.3%
Gross profit	22,845	10.0%	17,191	9.7%
Operating expenses
Selling	4,489	2.0%	3,831	2.2%
General and administrative	4,949	2.2%	4,488	2.5%
Gain on sale of real estate	(629)	(0.3)%	—	—%
Total operating expenses	8,809	3.8%	8,319	4.7%
Operating income	14,036	6.1%	8,872	5.0%
Non-operating expense	(74)	—%	(19)	—%
Income before income taxes	13,962	6.1%	8,853	5.0%
Provision for taxes	4,369	1.9%	2,568	1.4%
Net income	$9,593	4.2%	$6,285	3.5%
Income per common share:
Basic	$0.35		$0.22
Diluted	$0.35		$0.22
Weighted average common shares outstanding:
Basic	27,595		28,084
Diluted	27,724		28,191
Percentages may not add due to rounding differences.

	Six Months(1) Ended
	March 1, 2014		March 2, 2013
Net revenues	$451,481	100.0%	$370,720	100.0%
Cost of goods sold	402,674	89.2%	332,782	89.8%
Gross profit	48,807	10.8%	37,938	10.2%
Operating expenses
Selling	8,822	2.0%	8,792	2.4%
General and administrative	10,572	2.3%	10,300	2.8%
(Gain) loss on sale of real estate	(629)	(0.1)%	28	—%
Total operating expenses	18,765	4.2%	19,120	5.2%
Operating income	30,042	6.7%	18,818	5.1%
Non-operating income	17	—%	595	0.2%
Income before income taxes	30,059	6.7%	19,413	5.2%
Provision for taxes	9,320	2.1%	5,737	1.5%
Net income	$20,739	4.6%	$13,676	3.7%
Income per common share:
Basic	$0.75		$0.49
Diluted	$0.74		$0.48
Weighted average common shares outstanding:
Basic	27,723		28,196
Diluted	27,850		28,280
Percentages may not add due to rounding differences.

(1) The six months ended March 1, 2014 and March 2, 2013 contained 26 weeks and 27 weeks, respectively.

Winnebago Industries, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 1, 2014	August 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,258	$64,277
Receivables, net	69,628	29,145
Inventories	124,289	112,541
Prepaid expenses and other assets	8,029	8,277
Income taxes receivable and prepaid	1,061	1,868
Deferred income taxes	8,264	7,742
Total current assets	227,529	223,850
Total property and equipment, net	20,411	20,266
Long-term investments	—	2,108
Investment in life insurance	25,587	25,051
Deferred income taxes	24,087	25,649
Goodwill	1,228	1,228
Other assets	10,284	10,993
Total assets	$309,126	$309,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,867	$28,142
Accrued expenses	40,769	42,212
Total current liabilities	69,636	70,354
Long-term liabilities:
Unrecognized tax benefits	3,641	3,988
Postretirement health care and deferred compensation benefits	59,611	64,074
Total long-term liabilities	63,252	68,062
Stockholders' equity	176,238	170,729
Total liabilities and stockholders' equity	$309,126	$309,145

Winnebago Industries, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months (1) Ended
	March 1, 2014	March 2, 2013
Operating activities:
Net income	$20,739	$13,676
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,966	2,178
LIFO expense	608	551
Stock-based compensation	1,388	996
Deferred income taxes including valuation allowance	(152)	(1,550)
Postretirement benefit income and deferred compensation expenses	(405)	284
(Benefit) provision for doubtful accounts	(1)	6
Gain on sale of property	(702)	(26)
Gain on life insurance	—	(509)
Increase in cash surrender value of life insurance policies	(440)	(547)
Change in assets and liabilities:
Inventories	(12,356)	(37,401)
Receivables, prepaid and other assets	(40,056)	(6,334)
Income taxes and unrecognized tax benefits	1,269	1,618
Accounts payable and accrued expenses	536	3,052
Postretirement and deferred compensation benefits	(1,924)	(2,136)
Net cash used in operating activities	(29,530)	(26,142)

Investing activities:
Proceeds from the sale of investments, at par	2,350	250
Proceeds from life insurance	—	974
Purchases of property and equipment	(3,772)	(2,443)
Proceeds from the sale of property	2,392	614
Payments of COLI borrowings	—	(1,371)
Other	(105)	151
Net cash provided by (used in) investing activities	865	(1,825)

Financing activities:
Payments for purchase of common stock	(21,484)	(8,367)
Proceeds from exercise of stock options	2,080	—
Other	50	(114)
Net cash used in financing activities	(19,354)	(8,481)

Net decrease in cash and cash equivalents	(48,019)	(36,448)
Cash and cash equivalents at beginning of period	64,277	62,683
Cash and cash equivalents at end of period	$16,258	$26,235

Supplemental cash flow disclosure:
Income taxes paid, net of refunds	$8,200	$5,670

(1) The six months ended March 1, 2014 and March 2, 2013 contained 26 weeks and 27 weeks, respectively.

Winnebago Industries, Inc.
Deliveries
	Quarter Ended				Change
(In units)	March 1, 2014	Product Mix % (1)	March 2, 2013	Product Mix % (1)	Units	%
Class A gas	589	28.7%	503	35.4%	86	17.1%
Class A diesel	456	22.2%	321	22.6%	135	42.1%
Total Class A	1,045	50.9%	824	58.1%	221	26.8%
Class B	198	9.6%	95	6.7%	103	108.4%
Class C	812	39.5%	500	35.2%	312	62.4%
Total motorhomes	2,055	100.0%	1,419	100.0%	636	44.8%

Travel trailer	463	80.5%	438	79.9%	25	5.7%
Fifth wheel	112	19.5%	110	20.1%	2	1.8%
Total towables	575	100.0%	548	100.0%	27	4.9%
(1) Percentages may not add due to rounding differences.

	Six Months(1) Ended				Change
(In units)	March 1, 2014	Product Mix % (2)	March 2, 2013	Product Mix % (1)	Units	%
Class A gas	1,299	32.0%	1,123	38.0%	176	15.7%
Class A diesel	853	21.0%	666	22.6%	187	28.1%
Total Class A	2,152	53.0%	1,789	60.6%	363	20.3%
Class B	300	7.4%	185	6.3%	115	62.2%
Class C	1,608	39.6%	979	33.2%	629	64.2%
Total motor homes	4,060	100.0%	2,953	100.0%	1,107	37.5%

Travel trailer	870	82.2%	846	76.6%	24	2.8%
Fifth wheel	189	17.8%	259	23.4%	(70)	(27.0)%
Total towables	1,059	100.0%	1,105	100.0%	(46)	(4.2)%
(1) The six months ended March 1, 2014 and March 2, 2013 contained 26 weeks and 27 weeks, respectively.
(2) Percentages may not add due to rounding differences.

Backlog
	As Of				Change
	March 1, 2014		March 2, 2013
	Units	% (1)	Units	% (1)	Units	%
Class A gas	1,129	38.9%	1,216	44.2%	(87)	(7.2)%
Class A diesel	274	9.4%	375	13.6%	(101)	(26.9)%
Total Class A	1,403	48.4%	1,591	57.8%	(188)	(11.8)%
Class B	274	9.4%	121	4.4%	153	126.4%
Class C	1,223	42.2%	1,040	37.8%	183	17.6%
Total motorhome backlog(2)	2,900	100.0%	2,752	100.0%	148	5.4%

Travel trailer	169	82.0%	325	85.3%	(156)	(48.0)%
Fifth wheel	37	18.0%	56	14.7%	(19)	(33.9)%
Total towable backlog (2)	206	100.0%	381	100.0%	(175)	(45.9)%

Total approximate backlog revenue dollars (in 000's):
Motorhome	$260,095		$277,270		$(17,175)	(6.2)%
Towable	4,853		8,105		(3,252)	(40.1)%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser and, therefore, backlog may not necessarily be an accurate measure of future sales.

Dealer Inventory
	Units As Of		Change
	March 1, 2014	March 2, 2013	Units	%
Motorhomes	3,907	2,392	1,515	63.3%
Towables	1,772	1,775	(3)	(0.2)%